UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)
of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 2, 2025

CytoDyn Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-49908	83-1887078
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1111 Main Street, Suite 660

Vancouver, Washington 98660

(Address of principal executive offices, including zip code)

(360) 980-8524

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None	None	None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c) and (e) On May 2, 2025, the Company entered into an agreement with Robert E. Hoffman (“Mr. Hoffman”), under which Mr. Hoffman will serve as the Company’s Chief Financial Officer (“CFO”), effective May 15, 2025 (the “Employment Agreement”). The Company’s Board of Directors approved the appointment of Mr. Hoffman as the Company’s CFO on May 2, 2025. Mr. Hoffman will also serve as the Company’s principal financial officer and principal accounting officer.

Mr. Hoffman, age 59, has more than 30 years of financial, operations and general business experience, serving in a number of biotech executive and board roles. From November 2021 to October 2024, Mr. Hoffman served as President, CEO, interim Chief Financial Officer and Chairperson of the board of directors of Kintara Therapeutics, Inc., a clinical stage biopharmaceutical company previously listed on Nasdaq and focused on the development and commercialization of new cancer therapies. Mr. Hoffman previously served as Senior Vice President and Chief Financial Officer of Heron Therapeutics, Inc. (Nasdaq: HRTX), a commercial-stage biotechnology company, from April 2017 to October 2020; and as Chief Financial Officer of AnaptysBio, Inc. (Nasdaq: ANAB), a specialty pharmaceutical company, from July 2015 to September 2016. From June 2012 to July 2015, Mr. Hoffman served as the Senior Vice President, Finance and Chief Financial Officer of Arena Pharmaceuticals, Inc. (“Arena”), a biopharmaceutical company, prior to its acquisition by Pfizer Inc. in March 2022. From December 2005 to March 2011 and August 2011 to June 2012, Mr. Hoffman served as Arena’s Vice President, Finance and Chief Financial Officer.

Mr. Hoffman is currently a member of the boards of directors of Esperion Therapeutics, Inc. (Nasdaq: ESPR), a commercial stage biopharmaceutical company; TuHURA Biosciences (Nasdaq: HURA), a clinical stage immuno-oncology company that acquired Kintara Therapeutics in October 2024; and Fibrobiologics, Inc. (Nasdaq: FBLG), a clinical stage company focused on treating chronic diseases. From November 2020 to April 2024, Mr. Hoffman served as a member of the board of directors of Antibe Therapeutics Inc., a biotechnology company focused on therapeutics to reduce pain and inflammation. Mr. Hoffman previously was a member of the boards of directors of ASLAN Pharmaceuticals Limited, a dermatology-focused biotechnology company, from October 2018 to November 2024; Saniona AB, a biopharmaceutical company, from September 2021 to May 2022; and Kura Oncology, Inc. (Nasdaq: KURA), a cancer research company, from March 2015 to August 2021. Mr. Hoffman is a former member of the steering committee of the Association of Bioscience Financial Officers. He was also an advisor to the Financial Accounting Standards Board, from 2010 to 2020, advising the U.S. accounting rulemaking organization on emerging issues and new financial guidance. Mr. Hoffman holds a B.B.A. from St. Bonaventure University.

There are no family relationships, as defined in Item 401 of Regulation S-K, between Mr. Hoffman and any of the Company’s other executive officers and directors. Other than the Employment Agreement, there is no arrangement or understanding between Mr. Hoffman and any other person pursuant to which he was appointed as CFO of the Company. There are no transactions in which Mr. Hoffman has an interest requiring disclosure under Item 404(a) of Regulation S-K.

Mr. Hoffman’s initial compensation under the Employment Agreement, which was approved by the Compensation Committee of the board of directors (the “Committee”), includes the following: an initial annual base salary of $450,000, subject to periodic adjustment; eligibility to participate in the Company’s short- and long-term incentive plans in which other executive officers may participate, including a target annual bonus of 40% of his base salary earned for services during the fiscal year ending May 31, 2026; an  award of a nonqualified stock option to purchase 1,000,000 shares of the Company’s common stock under the Company’s Amended and Restated 2012 Equity Incentive Plan ( the “EIP”); and an award of performance stock units (“PSUs”) under the EIP relating to 3,500,000 shares of the Company’s common stock, with vesting based on the achievement of specified objectives as determined by the Committee. The stock option will have an exercise price equal to 100% of the closing price of the common stock on the grant date and will vest over a four-year period beginning on the grant date. Under the Employment Agreement, either party may terminate Mr. Hoffman’s employment with the Company at any time, with or without cause, and with or without advance notice. The Employment Agreement also provides for certain severance benefits. The foregoing description of the Employment Agreement is not complete and is qualified in its entirety by reference to the complete text of the Employment Agreement, a copy of which is filed herewith as Exhibit 10.1.

(b) On May 2, 2025, the Company and Mr. Cohen, the Company’s interim Chief Financial Officer, agreed that Mr. Cohen will resign from his position as CFO of the Company, effective May 12, 2025, and that his last day of employment with the Company will be May 30, 2025.

Item 7.01    Regulation FD Disclosure.

A copy of the press release issued by the Company on May 6, 2025, announcing Mr. Hoffman’s appointment as the Company’s CFO is furnished as Exhibit 99.1.

Item 9.01    Financial Statement and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Employment Agreement between the Company and Robert E. Hoffman, dated May 2, 2025
99.1	Press release dated May 2, 2025**
104	Cover Page Interactive Data File (formatted as inline XBRL)

** Furnished, not filed.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CYTODYN INC.

Date: May 6, 2025	By	/s/ Tyler Blok
Tyler Blok
Chief Legal Officer